EXHIBIT  3.1

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775)684-5708
                                                     Filed May 18, 2004
                                                     IN THE OFFICE OF
                                                     /S/ DEAN HELLER
                                                DEAN HELLER, SECRETARY OF STATE

             Certificate of Amendment to Certificate of Designation
                         For Nevada Profit Corporations
         (Pursuant to NRS 78,1955 - After Issuance of Class or Series)



1.   Name of Corporation.  Nesco Industries, Inc.

2.   Stockholder  Approval pursuant to statute has been obtained.

3. The class or series of stock being amended: Series A Convertible Preferred Stock.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The certificate is being amended to reduce the number of authorized shares of Series A Convertible Preferred Stock from 1,000,000 to 850,000 shares by amending Section 1 of the certificate of designations to read as follows:

          "1. Number of Shares. The series of Preferred Stock designated and known as "Series A Convertible Preferred Stock" shall consist of 850,000 shares. Nothing contained in this Certificate shall restrict the Corporation's authority to treat the remaining 150,000 shares of its Preferred Stock authorized by its Articles of Incorporation as authorized but unissued shares of Preferred Stock which may be designated and issued pursuant to resolution of the Board of Directors as any other class or series of Preferred Stock."

5.  Effective date of filing (optional).

6.  Officer Signature (Required): /s/ Michael Caputo
                                  ----------------------------------
                                    Michael Caputo, President